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                                                                Exhibit 23(g)(2)

                                     CENTURY
                             CAPITAL MANAGEMENT, INC

                               One Liberty Square
                              Boston, Massachusetts
                                      01209

                                       December 20, 1999

Ms. Stephanie L. Poster
State Street Bank and Trust
GISG Legal LCC/25
Lafayette Corporate Center
2 Avenue de Lafayette
Boston, Massachusetts  02111

         Re: Custodian Agreement

Dear Ms. Poster:

         I enclose two copies of the Custodian Agreement (the "Agreement") between State Street Bank and Trust Company and Century Capital Management Trust (the "Trust") regarding Century Small Cap Select Fund (the "Fund"). The Agreement has been duly executed by the Trust. Please have one copy executed by State Street and returned to me.

         In reviewing the document, we noticed that a provision in the Century Shares Trust custodial agreement was omitted from the Agreement. That provision pertains to the stated limitation of liability of trustees and shareholders of a Massachusetts trust. Rather than hold up our exhibit filings by asking you to revise the Agreement, we are asking that you acknowledge your agreement to the provision by executing below. In particular:

            A copy of the Declaration of Trust of the Trust is on file with the Secretary of The Commonwealth of Massachusetts, and notice is hereby given that the Agreement is executed on behalf of the Trustees of the Trust as Trustees and not individually and that the obligations of the Agreement are not binding upon any of the Trustees or Shareholders individually but are binding only upon the assets and property of the Fund.

         Thanks for your continuing assistance. Please contact me with any questions.

                                            Sincerely,

Acknowledged and Agreed:                    /s/ Richard F. Cook, Jr.
                                            ------------------------
                                                Richard F. Cook, Jr.
State Street Bank and Trust Company             Managing Director

By:/s/ Ronald E. Logue
       ----------------------
Name:  Ronald E. Logue

                               Voice: 617-482-3060
                                Fax: 617-542-9398